Amendment No.1 dated March 26, 2008 to
PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 572 to
AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated March 24, 2008
Rule 424(b)(2)
$4,106,000

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes
_________________
PLUS due March 31, 2010
Based on the Price of Soybeans
Performance Leveraged Upside SecuritiesSM

Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based upon the percentage change in the price of Soybean-CBOT, which we refer to as soybeans.
•	The stated principal amount of each PLUS is $1,000.
•	We will not pay interest on the PLUS.
•	At maturity, you will receive an amount per PLUS based on the change in the price of soybeans.
º
If the final soybean price is greater than the initial soybean price, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to $1,000 plus the leveraged upside payment.  The leveraged upside payment will equal the product of (i) $1,000 times (ii) the commodity performance minus one times (iii) 142%, which we refer to as the leverage factor.

>	There will be no maximum payment at maturity on the PLUS.
º
If the final soybean price is less than or equal to the initial soybean price, you will receive for each $1,000 stated principal amount of PLUS, $1,000 times the commodity performance, which will be an amount that is less than the $1,000 stated principal amount of the PLUS and which could be significantly less.

•	The commodity performance will equal the final soybean price divided by the initial soybean price.
•
The soybean price on any date will equal the official settlement price per bushel of deliverable grade soybeans of the first nearby month futures contract (or, in the case of any date within 14 calendar days of the last trading day of the first nearby month futures contract, the second nearby month futures contract) stated in U.S. cents and as made public by the relevant exchange on such date.

•
The initial soybean price is 1,352. Due to a market disruption event on the pricing date, the initial soybean price was determined on March 26, 2008, which is the trading day immediately following the pricing date on which no market disruption event occurred.

•	The final soybean price will be the soybean price on March 24, 2010, which we refer to as the valuation date.
•	Investing in the PLUS is not equivalent to investing directly in soybeans or in futures contracts or forward contracts on soybeans.
•	The PLUS will not be listed on any securities exchange.
•	The CUSIP number for the PLUS is 6174464Y2.
You should read the more detailed description of the PLUS in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of PLUS.”

The PLUS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.
_________________

PRICE $1,000 PER PLUS
_________________

	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	$1,000	$20	$980
Total	$4,106,000	$82,120	$4,023,880

(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PLUS, see the section of this pricing supplement called “Description of PLUS–Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)            otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the PLUSSM we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The PLUS offered are medium-term debt securities of Morgan Stanley.  The return on the PLUS at maturity is based on the change, as determined on the valuation date, in the price of soybeans.

Each PLUS costs $1,000
We, Morgan Stanley, are offering Performance Leveraged Upside SecuritiesSM due March 31, 2010, Based on the Price of Soybeans, which we refer to as the PLUS.  The stated principal amount and issue price of each PLUS is $1,000.

The original issue price of the PLUS includes the agent’s commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PLUS.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of PLUS—Use of Proceeds and Hedging.”

No guaranteed return of principal; no interest
Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity.  If the price of soybeans on the valuation date is less than the initial price, we will pay to you an amount in cash per PLUS that is less than the $1,000 stated principal amount of each PLUS and will be an amount proportionate to the decrease in the price of soybeans from the initial price as expressed by the commodity performance.  The commodity performance is equal to the final soybean price divided by the initial soybean price.  The final soybean price will be the price for soybeans on March 24, 2010, which we refer to as the valuation date.  See “Description of PLUS—Valuation Date.”  The scheduled valuation date may be adjusted in the event of non-trading days or market disruption events as described in “Description of PLUS—Valuation Date.”

Payment at maturity	We have designed the PLUS to provide investors with exposure to soybeans.

At maturity, you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based upon the change in the price of soybeans.  The payment at maturity will be determined on the valuation date as follows:

• If the final soybean price is greater than the initial soybean price, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to:

$1,000 + the leveraged upside payment,

where,

and

commodity performance	=	final soybean price
initial soybean price

and

leverage factor	=	142%

and where,

Final soybean price	=	The soybean price on the valuation date.

Initial soybean price	=
1,352.  Due to a market disruption event on the pricing date, the initial soybean price was determined on March 26, 2008, which is the trading day immediately following the pricing date on which no market disruption event occurred.

The soybean price on any date will equal the official settlement price per bushel of deliverable grade soybeans of the first nearby month futures contract (or, in the case of any date within 14 calendar days of the last trading day of the first nearby month futures contract, the second nearby month futures contract) stated in U.S. cents and as made public by the relevant exchange on such date.

• If the final soybean price is less than or equal to the initial soybean price, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to:

$1,000	x	commodity performance

Because the commodity performance will be less than or equal to 100%, you will receive a payment at maturity less than or equal to the $1,000 stated principal amount per PLUS.

On PS-6, we have provided a graph titled “Hypothetical Payouts on the PLUS at Maturity,” which illustrates the performance of the PLUS at maturity assuming a range of hypothetical commodity performances.  The graph does not show every situation that may occur.

You can review a table of the historical prices of soybeans and a related graph for each calendar quarter in the period from January 1, 2003 through March 24, 2008 in this pricing supplement under “Description of PLUS—Historical Graph” and “—Historical Information.”  You cannot predict future changes in the price of soybeans based on historical performance.

Investing in the PLUS is not equivalent to investing directly in soybeans or in futures contracts or forward contracts on soybeans.

MSCG will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc. or its successors, which we refer to as MSCG, to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MSCG has determined the initial soybean price and will determine the final soybean price and whether a market disruption event has occurred and calculate the commodity performance, the payment to you at maturity and, under certain circumstances, the soybean price.

Where you can find more information on the PLUS
The PLUS are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007 and prospectus dated January 25, 2006.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the PLUS, you should read the “Description of PLUS” section in this pricing supplement.  You should also read about some of the risks involved in investing in PLUS in the section called “Risk Factors.”  The tax treatment of investments in commodity-linked notes such as these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of PLUS—United States Federal Income Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

For each PLUS, the following graph illustrates the payout on the PLUS at maturity for a range of hypothetical changes in the price of soybeans.  The PLUS Zone illustrates the leveraging effect of the leverage factor.  The graph is based on the following terms:

•	Stated principal amount per PLUS:	$1,000

•	Leverage factor:	142%

Where the final soybean price is greater than the initial soybean price, the payouts on the PLUS at maturity reflected in the graph below are equal to $1,000 plus the leveraged upside payment.  Where the final soybean price is less than or equal to the initial soybean price, the payouts on the PLUS at maturity reflected in the graph are equal to $1,000 times the commodity performance, which are amounts proportionate to the decline in the price of soybeans, and are consequently amounts less than or equal to the $1,000 stated principal amount of each PLUS.  The graph does not show every situation that may occur.

RISK FACTORS

The PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not pay interest or guarantee any return of principal at maturity.  This section describes the most significant risks relating to the PLUS.  You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

PLUS do not pay interest or guarantee any return of principal
The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you interest on the PLUS or guarantee to pay you the stated principal amount of the PLUS at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based upon the change in the price of soybeans.  If the final soybean price is less than or equal to the initial soybean price you will receive an amount in cash at maturity that is less than or equal the $1,000 stated principal amount of each PLUS, and will be an amount proportionate to the decrease in the price of soybeans.  See “Hypothetical Payouts on the PLUS at Maturity” on PS-6.

The PLUS will not be listed
The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS.  Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., currently intends to act as a market maker for the PLUS but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the PLUS easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the PLUS.

Market price of the PLUS may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will also influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including:

•	the price of soybeans at any time and, in particular, on the valuation date,

•	the market price of soybeans and futures contracts on soybeans, and the volatility of such prices,

•	trends of supply and demand for soybeans at any time,

•	interest and yield rates in the market,

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect soybeans or commodities markets generally and which may affect the final price of soybeans,

•	the time remaining until the PLUS mature, and

•	our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity.  For example, you may have to sell your PLUS at a substantial discount from the stated principal amount if the price of soybeans has decreased at the time of sale or if market interest rates rise.  You cannot predict the future prices of soybeans based on their historical levels.  The final soybean price may be less than or equal to the initial soybean price so that you will receive at maturity an amount that is less than or equal to the $1,000 stated principal amount of each PLUS, and will be an amount proportionate to the decrease in the price of soybeans.  In addition, there can be no assurance that the price of soybeans will increase so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging our obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Soybean prices are affected by numerous factors and may change unpredictably and affect the value of the PLUS in unforeseeable ways
Investments, such as the PLUS, linked to the prices of commodities such as soybeans are considered speculative and the prices for commodities such as soybeans may fluctuate significantly over short periods due to a variety of factors, including changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, wars and acts of terror, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade, fiscal, monetary and exchange control policies.  The price volatility of soybeans also affects the value of the futures and forward contracts related to soybeans and therefore the value of the PLUS at any time.  These factors may affect the price for soybeans and the value of your PLUS in varying and potentially inconsistent ways.

Specific factors affecting the price of soybeans include primarily the global demand for and supply of soybeans, but the price is also influenced significantly from time to time by speculative actions and by currency exchange rates. In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture, including soybeans. Extrinsic factors also affect soybean prices such as weather, crop yields, natural disasters, pestilence and technological developments. Soy biodiesel, animal agriculture, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand. The United States, Argentina and Brazil are the three biggest suppliers of soybean crops.

Suspension or disruptions of market trading in commodity and related futures markets may adversely affect the value of the PLUS
The futures market for soybeans is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, the near-month futures contract used to determine the soybean price is listed on the Chicago Board of Trade (the “CBOT”).  CBOT has limits on the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Fluctuation limits will have the effect of precluding trading in the contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the soybean price and, therefore, the value of the PLUS.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the PLUS.

As calculation agent, MSCG has determined the initial soybean price and will determine the final soybean price and the commodity performance and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the soybean price in the event of a market disruption event, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of PLUS—Market Disruption Event.”

The original issue price of the PLUS includes the agent’s commissions and certain costs of hedging our obligations under the PLUS.  The subsidiaries through which we hedge our obligations under the PLUS expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the agent and its affiliates could potentially affect the value of the PLUS
MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the PLUS (and to other instruments linked to soybeans), including trading in futures and options contracts on soybeans, as well as in other instruments related to soybeans.  MS & Co. and some of our other subsidiaries also trade soybeans and other financial instruments related to soybeans on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the day we priced the PLUS for initial sale to the public could have increased the initial soybean price and, as a result, could have increased the price at which soybeans must close on the valuation date before you receive a payment at maturity that exceeds the stated principal amount on the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the price of soybeans, including the price on the valuation date, and, accordingly, the amount of cash you will receive upon a sale of the PLUS or at maturity.

Although the U.S. federal income tax consequences of an investment in the PLUS are uncertain, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

You should also consider the U.S. federal income tax consequences of investing in the PLUS.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the PLUS supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the PLUS, the timing and character of income on the PLUS might differ significantly.  We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  In addition, on December 7, 2007, the Treasury Department and IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of such instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which they are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly on a retroactive basis.  Both U.S. and non-U.S. investors considering an investment in the PLUS should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Both U.S. and non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF PLUS

º Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “PLUS” refers to each $1,000 Stated Principal Amount of our PLUS due March 31, 2010, Based on the Price of Soybeans.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$4,106,000

Pricing Date	March 24, 2008

Original Issue Date (Settlement Date)	March 31, 2008

Maturity Date	March 31, 2010

Stated Principal Amount	$1,000 per PLUS

Denominations	$1,000 and integral multiples thereof

CUSIP Number	6174464Y2

Interest Rate	None

Specified Currency	U.S. dollars

Payment at Maturity
At maturity, upon delivery of the PLUS to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each PLUS an amount in cash equal to (i) if the Final Soybean Price is greater than the Initial Soybean Price, $1,000 plus the Leveraged Upside Payment or (ii) if the Final Soybean Price is less than or equal to the Initial Soybean Price, $1,000 times the Commodity Performance.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each PLUS, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Leveraged Upside Payment	The product of (i) $1,000 and (ii) the Commodity Performance minus one and (iii) the Leverage Factor.

Leverage Factor	142%

Commodity Performance	The Commodity Performance will equal the Final Soybean Price divided by the Initial Soybean Price.

Soybean Price
The Soybean Price on any date will equal the official settlement price per deliverable grade bushel of soybeans of the first nearby month futures contract, (or, in the case of any date within 14 calendar days of the last trading day of the nearby month futures contract, the second nearby futures contract) (the “Contract”) stated in U.S. cents as made public by the Relevant Exchange on such date.

Initial Soybean Price
1,352.  Due to a Market Disruption Event on the Pricing Date, the Initial Soybean Price is the Soybean Price on March 26, 2008, which is the Trading Day immediately following the Pricing Date on which no Market Disruption Event occurred.

Final Soybean Price	The Soybean Price on the Valuation Date.

Valuation Date	March 24, 2010, subject to adjustment for non-Trading Days and Market Disruption Events as described in the following paragraphs.

If the scheduled Valuation Date is not a Trading Day or if a Market Disruption Event occurs on that date, the Soybean Price for the Valuation Date will be, subject to the succeeding paragraph below, the Soybean Price on the next Trading Day on which no Market Disruption Event occurs.

If a Market Disruption Event has occurred on each of the three consecutive Trading Days immediately succeeding the scheduled Valuation Date, the Calculation Agent will determine the Final Soybean Price on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the Contract.  If such quotations are provided as requested, the Final Soybean Price shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the Final Soybean Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Relevant Exchange
Relevant Exchange means the Chicago Board of Trade, or, if such Relevant Exchange is no longer the principal exchange or trading market for the Contract, such exchange or principal trading market which serves as the principal source of prices for the Contract, as determined by the Calculation Agent in its sole discretion.

Reuters, Bloomberg and various other third party sources may report prices of the Contract.  If any such reported price differs from that as determined by the Relevant Exchange, the price as determined by the Relevant Exchange will prevail.

Further, if the Initial Soybean Price as finally determined by the Relevant Exchange differs from any initial price specified in this pricing supplement, we will include the definitive Initial Soybean Price in an amended pricing supplement.

Trading Day
A day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Market Disruption Event
Market Disruption Event means any of a Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption, Tax Disruption, Material Change in Formula or Material Change in Content.

Price Source Disruption	Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Soybean Price.

Trading Disruption	Trading Disruption means the material suspension of, or material limitation imposed on, trading in the Contract on the Relevant Exchange.

Disappearance of Commodity
Reference Price
Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in the Contract on the Relevant Exchange or (ii) the disappearance of, or of trading in, the Contract.

Material Change in Formula	Material Change in Formula means the occurrence since the Pricing Date of a material change in the formula for, or the method of calculating, the Contract.

Material Change in Content	Material Change in Content means the occurrence since the Pricing Date of a material change in the content, composition or constitution of the Contract.

Tax Disruption
Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to the Contract (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the price on the day that would otherwise be the Valuation Date from what it would have been without that imposition, change or removal.

Book Entry Note or Certificated Note
Book Entry.  The PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the PLUS.  Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley and Co. Incorporated (“MS & Co.”)

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the PLUS shall have occurred and be continuing, the amount declared due and payable per PLUS upon any acceleration of the PLUS (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the Final Soybean Price on such date of acceleration were the Final Soybean Price on the Valuation Date.

If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent	Morgan Stanley Capital Group Inc. (“MSCG”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Soybean Price, the Commodity Performance and the Payment at Maturity, or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” above.  MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information
The following table sets forth the published high, low and end of quarter official prices for soybeans for each calendar quarter from January 1, 2003 to March 26, 2008.  The graph following the table plots the historical Soybean Prices for such period.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  In addition, the prices published by Bloomberg Financial Markets may differ from the Soybean Price as determined pursuant to “Soybean Price” above.  We will not use Bloomberg Financial Markets to determine the Final Soybean Price.  The historical performance set out in the table and graph below should not be taken as an indication of future performance, and no assurance can be given as to the Soybean Price on the Valuation Date.  The Soybean Price may decrease so that you will receive a payment at maturity that is less than the stated principal amount of the PLUS.  We cannot give you any assurance that the Soybean Price will increase so that at maturity you will receive a payment in excess of the stated principal amount of the PLUS.

soybeans on March 24, 2008 shown in the table below is not the Initial Soybean Price. See “––Initial Soybean Price” above. In addition, we will not use Bloomberg Financial Markets to determine the Final Soybean Price. The historical performance set out in the table and graph below should not be taken as an indication of future performance, and no assurance can be given as to the Soybean Price on the Valuation Date. The Soybean Price may decrease so that you will receive a payment at maturity that is less than the stated principal amount of the PLUS. We cannot give you any assurance that the Soybean Price will increase so that at maturity you will receive a payment in excess of the stated principal amount of the PLUS.

Soybeans
Historical High, Low and Period End Settlement Prices
January 1, 2003 through March 26, 2008
(stated in U.S. cents)

Soybeans	High	Low	Period End
2003
First Quarter	589.50	549.00	574.50
Second Quarter	648.75	573.75	621.25
Third Quarter	683.25	532.50	677.25
Fourth Quarter	800.00	678.00	789.00
2004
First Quarter	1,055.75	787.50	995.00
Second Quarter	1,053.50	806.00	893.00
Third Quarter	979.50	560.00	560.00
Fourth Quarter	561.25	520.75	547.75
2005
First Quarter	681.00	499.50	627.50
Second Quarter	744.50	603.75	651.75
Third Quarter	723.00	557.50	573.25
Fourth Quarter	613.00	554.00	602.00
2006
First Quarter	621.00	562.00	571.50
Second Quarter	609.00	555.25	594.75
Third Quarter	608.50	527.25	547.50
Fourth Quarter	688.00	542.50	683.50
2007
First Quarter	783.75	653.50	761.25
Second Quarter	855.25	709.75	850.00
Third Quarter	1,009.00	799.25	991.25
Fourth Quarter	1,220.75	925.50	1,199.00
2008
First Quarter (through March 26, 2008)	1,544.50	1,189.50	1,352.00

Soybeans
Daily Closing Price – January 1, 2003 to March 26, 2008

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the PLUS.  The original issue price of the PLUS includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in futures or options contracts on soybeans listed on major securities markets or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity could have increased the Initial Soybean Price, and, therefore, could have increased the amount that the Soybean Price must have increased on the Valuation Date before you will receive at maturity a payment that exceeds the Stated Principal Amount of the PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling futures or options contracts on soybeans listed on major securities markets or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the Soybean Price and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of PLUS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may allow a concession not in excess of $20 per PLUS to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG.

We expect to deliver the PLUS against payment therefor in New York, New York on March 31, 2008, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the PLUS.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade PLUS on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS.  Specifically, the Agent may sell more PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the PLUS, for its own account.  The Agent must close out any naked short position by purchasing the PLUS in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, PLUS or its component commodities in the open market to stabilize the price of the PLUS.  Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PLUS.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the

PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the PLUS have exclusive responsibility for ensuring that their purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.  The sale of any PLUS to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the PLUS. This discussion only applies to initial investors in the PLUS who:

• purchase the PLUS at their “issue price”; and

• will hold the PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;

• insurance companies;

• dealers in securities, commodities, or foreign currencies;

• investors holding the PLUS as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or who hold the PLUS as part of a constructive sale transaction;

• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

• regulated investment companies;

• real estate investment trusts;

• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;

• persons subject to the alternative minimum tax;

• nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or

• Non-U.S. Holders, as defined below, for whom income or gain in respect of the PLUS is effectively connected with the conduct of a trade or business in the United States.

As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the PLUS or instruments that are similar to the PLUS for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS (including alternative characterizations of the PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the characterization and treatment of the PLUS described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the PLUS

Assuming the characterization of the PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the PLUS should equal the amount paid by the U.S. Holder to acquire the PLUS.

Sale, Exchange or Settlement of the PLUS.  Upon a sale or exchange of the PLUS, or upon settlement of the PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the PLUS sold, exchanged, or settled.  Any capital gain or loss recognized upon sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year at such time.

Possible Alternative Tax Treatments of an Investment in the PLUS

Due to the absence of authorities that directly address the proper characterization and treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the PLUS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the PLUS, other alternative federal income tax characterizations or treatments of the PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the PLUS.  It is possible, for example, that a PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis.

In addition, on December 7, 2007, the Treasury Department and IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the PLUS and the proceeds from a sale or other disposition of the PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;

• a foreign corporation; or

• a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes.  Such a holder should consult his or her own tax advisers regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a PLUS.

Tax Treatment upon Sale, Exchange or Settlement of a PLUS

In general.  Assuming the characterization of the PLUS as set forth above is respected, a Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the PLUS.  If all or any portion of a PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the PLUS would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

• the certification requirement described below has been fulfilled with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PLUS (or a financial institution holding the PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

However, among the issues addressed in the IRS notice described in “Certain U.S. Federal Income Tax Consequences – Tax Consequences to U.S. Holders – Possible Alternative Tax Treatments of an Investment in the PLUS” is the degree, if any, to which any income with respect to instruments such as the PLUS should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the PLUS, possibly on a retroactive basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including the possible implications of this notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in the PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a PLUS ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.